Exhibit 10.15.2

MALIBU BOATS, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (“Agreement”) is made and entered into as of                                   , 20    , by and between Malibu Boats, Inc., a Delaware corporation (the “Company”), and                      (the “Participant”) in connection with the grant of a nonqualified option under the Malibu Boats Long-Term Incentive Plan (the “Plan”).

The Company has established the Plan by action of its Board. The Participant is providing services to the Company or an Affiliate, and the Company desires to encourage the Participant to own Stock for the purposes stated in Section 1 of the Plan.

In consideration of the foregoing, the parties have entered into this Agreement to govern the terms of the Option granted by the Company pursuant to the authority specified under the Plan:

1. Grant of Option; Vesting. Subject to the terms and conditions set forth in the Plan and herein, the Company grants to the Participant an Option to purchase from the Company [            ] shares of Class D Common Stock (“Stock”) at a price of [$                    ] per share, subject to adjustment as provided in Section 3.3. of the Plan. The term of this Option commences on                                  , 20     (the “Grant Date”) and will expire on tenth anniversary of the Grant Date (the “Expiration Date”), unless it expires sooner pursuant to Paragraph 6. This Option will vest and become exercisable as follows:

On and After	Number of Shares Vested
[1st Anniversary of Grant Date]	[25%] Shares
[2nd Anniversary of Grant Date]	Additional [25%] Shares
[3rd Anniversary of Grant Date]	Additional [25%] Shares
[4th Anniversary of Grant Date]	Additional [25%] Shares

2. Notice of Exercise. This Option may be exercised, in whole or in part, with respect to the number of whole shares of Stock that can be purchased at the times described in Paragraph 1, by written notice to the Company at the address provided in Paragraph 12 on a form (which may be supplied by the Company) which:

(a) Specifies the number of whole shares of Stock to be purchased and the exercise price;

(b) Contains evidence satisfactory to the Committee that the person exercising this Option is the Participant or has the right to exercise; and

(c) Is accompanied by payment of the exercise price in accordance with the Plan and payment or arrangement for the payment of any required federal, state and local withholding taxes that are due in connection with the exercise.

3. Transfer and Exercise of Option. Except for transfers pursuant to a will or the laws of descent and distribution, this Option is not transferable and the Participant may not make any disposition of this Option or any interest herein during his or her lifetime. As used herein, “disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after the Participant’s death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment, except a transfer by will or by the laws of descent or distribution. Any attempted disposition in violation of this Paragraph is void.

4. Status of Participant. The Participant shall not be deemed a stockholder of the Company with respect to any of the shares of Stock subject to this Option, except to the extent that such shares shall have been purchased and transferred to him or her. The Company is not required to issue shares of Stock purchased upon exercise of this Option until all applicable requirements of law have been complied with and such shares shall have been duly listed on any securities exchange on which the Stock may then be listed.

5. No Effect on Capital Structure. This Option shall not affect the right of the Company or any Affiliate to reclassify, recapitalize or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize.

6. Expiration of Option. In general, the right to purchase Stock under this Option shall expire on the Expiration Date specified in Paragraph 1. However, this Option shall expire sooner in the circumstances described in this Paragraph.

(a) Termination. If the Participant’s provision of services to the Company in his or her capacity as an employee, non-employee member of the Board, consultant or independent advisor is terminated for any reason other than death or disability, and the Participant does not thereupon become an employee of the Company or another of its Affiliates, this Option shall thereon terminate, except that this Option may be exercised by the Participant, to the extent otherwise then exercisable, for a period of three months from the date of termination of the provision of services or until the Expiration Date, whichever period is shorter.

(b) Disability. If the Participant as an employee, non-employee member of the Board, consultant or independent advisor ceases to provide services to the Company or one of its Affiliates by reason of disability (as defined in section 22(e)(3) of the Code), the Participant shall have the right for a period of six months after the date of such termination of the provision of services or until the Expiration Date, whichever period is shorter, to exercise this Option with respect to all shares available for purchase hereunder, including the portion of this Option that has not yet become exercisable pursuant to Paragraph 1 on the date of such termination. Thereafter, this Option shall terminate and cease to be exercisable.

(c) Death. If the Participant dies, this Option shall be exercisable by the Participant’s legal representatives, heirs, legatees, or distributees for a period of six months after the date of the Participant’s death, or until the Expiration Date, whichever period is shorter, with respect to all shares available for purchase hereunder, including that portion of this Option that has not yet become exercisable pursuant to Paragraph 1 on the date of the Participant’s death. Thereafter, this Option shall terminate and cease to be exercisable.

7. Repurchase Provisions. Except as otherwise provided herein, and subject to any additional obligations or restrictions imposed by the Stockholder’s Agreement, in the event the Participant ceases to provide services to the Company and its Affiliates for any reason (a “Termination”), then any Stock acquired pursuant to this Option (whether held by Participant or one or more of his or her transferees (collectively, the “Holders”)) will be subject to repurchase by the Company pursuant to the terms and conditions set forth in this Paragraph 7 (the “Repurchase Provision”).

(a) In the event of a Termination without Cause or Termination for Good Reason, death or disability (as defined in section 22(e)(3) of the Code), the Board shall use its best efforts to cause the Company to offer to purchase all shares of Stock at the Fair Market Value of such shares from the Holders by delivering written notice (the “Repurchase Notice”) to the Holders within 90 days after the later of (i) the date of termination of service or (ii) the date of exercise of the Option (the “Company Notice Date”). The Repurchase Notice shall set forth the determination of Fair Market Value and the time and place of the closing of the transaction. The Holders shall have thirty (30) days after receipt of the Repurchase Notice to elect by notice in writing whether to accept or reject the offer to acquire the Stock. If the Holders decline the offer made by the Company, the Holders have the right to sell the Stock to a third party, which transfer is subject to the consent of the Board, which consent shall not be unreasonably withheld or delayed; provided that such sale is at a price no lower than the price offered by the Company for such shares and the Holders and purchaser comply with the Stockholders Agreement.

(b) The closing of the purchase of the Stock pursuant to this Paragraph 7 shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than 30 days nor less than five business days after the delivery of the Repurchase Notice. Unless the terms of any instrument evidencing such indebtedness expressly so provide to the contrary, the Company will pay for the Stock to be purchased by it pursuant to the Repurchase Provision by first offsetting amounts outstanding under any bona fide debts owed by Participant to the Company; upon full repayment of such bona fide debts, the Company will make payment by certified check or wire transfer of immediately available funds, or (ii) in the event that the Board determines that a cash payment would in any material respect breach, violate or constitute a default under any statute, regulation, or material contract or agreement to which the Company is a party or by which the Company is bound, and the Board and the Company have not been able to remove or otherwise resolve any such impediments or restrictions to a cash payment despite their best good faith efforts (to include revaluing of the Company’s assets and the use of dividends or other transfers of funds from one or more of the Company’s Subsidiaries to the Company to enable such repurchases), then, at the Participant’s option, by retention of the Stock until the repurchase can be effected or by delivery of a subordinated note payable in equal annual installments on the first, second and third anniversaries of the closing of such purchase and accruing interest at the primary lending rate announced from time to time by Bank of America plus three percent (which shall be payable upon payment of the principal amount of such note plus accrued interest, which note shall be prepayable in full or in part at any time without penalty or premium). If the Participant retains the Stock, the Participant shall be free to sell such shares to a third party reasonably acceptable to the Company, provided that such sale is at a price no lower than the price offered by the Company for such shares and the Participant complies with the Company’s Stockholders Agreement.

(c) If the Participant’s services are terminated by the Company for Cause or by Participant without Good Reason, the repurchase provisions of Paragraph 7(a) apply except that the repurchase price for any other shares of Stock will be the lower of the Participant’s exercise price therefor or the Fair Market Value on the date of repurchase.

(d) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law. If any such restrictions prohibit the repurchase of Stock hereunder which the Company is otherwise entitled or required to make, the Company and the Board shall use its best good faith efforts to remove and/or resolve any such restrictions (to include revaluing of the Company’s assets and the use of dividends or other transfers of funds from one or more of the Company’s Affiliates to the Company to enable such repurchases), and the Company shall make such repurchases promptly after it is permitted to do so under such restrictions.

(e) For purposes of this Agreement, “Cause” shall mean (i) dishonesty, fraud, or any act involving moral turpitude on the Participant’s part in connection with the performance of his or her duties which is materially detrimental to the Company or any of its Affiliates, (ii) being charged (by indictment, information or otherwise) with any criminal violation of any law or regulation pertaining to health care and/or pharmaceutical services and products (including, without limitation, laws and regulations pertaining to reimbursement or coverage by the Medicare program, any state Medicaid program or any other governmental health care program or by third-party payors, laws prohibiting kickbacks or false claims, and laws prohibiting fraud or abuse or fraudulent or abusive activities), (iii) the Participant’s willful and repeated refusal to follow lawful directives of the Board in a manner that is materially detrimental to the Company, (iv) the Participant’s intentional or gross neglect of the performance of his or her duties to the Company, (v) the Participant’s misappropriation of any corporate opportunity, provided the Participant’s pursuit or referral of an opportunity shall not be improper or misappropriation if (A) the Participant first presents an opportunity to the Company and the Company does not express an interest in pursuing it within thirty (30) days or (B) the Board authorizes the Participant to pursue or refer an opportunity to another person or entity, (vi) the Participant’s conviction of a felony, (vii) a material breach by the Participant of this Agreement; provided, Cause shall not exist unless and until (1) the Participant receives written notice from the Board stating the Board’s intent to terminate Participant’s services and such written notice includes a reasonably detailed explanation of the reasons for such intent and states the subsection of the Cause definition that the Board believes to be present, (2) in the circumstances described in clauses (i), (iii), (iv), (v) and (vii), the Participant shall have fifteen (15) days to cure the alleged default after written notice by the Board, (3) the Participant may address the Board at a duly-scheduled meeting of the Board, and shall be able to bring counsel if the Board chooses to have counsel present at such meeting, at which Company counsel shall be present at such meeting and (4) the Board votes to authorize a termination for Cause.

(f) For purposes of this Agreement, “Good Reason” shall mean (i) any material reduction in the Participant’s pay or benefits or failure to provide any compensation or benefit to which the Participant is entitled other than in connection with a Company-wide reduction in pay or benefits, (ii) any relocation of Participant’s primary work site by more than twenty (20) miles from both Participant’s prior primary work site and Participant’s primary residence, (iii) a material diminution of the Participant’s duties, responsibilities or title, or (iv) a material breach by the Company of this Agreement; provided, that in the circumstances described in (i), (ii), (iii) and (iv) the Company shall have fifteen (15) days to cure the default after delivery written notice by the Participant, such written notice to state the nature of the issue and subsection of the Good Reason definition that the Participant believes to be present; and provided, further, that a termination resulting from a Change of Control shall not constitute Good Reason if the Participant is offered continuing services on substantially similar terms with substantially similar duties, responsibilities and title as those contained in this Agreement by the surviving corporation or purchaser of the Company’s property or assets.

8. Restrictions on Transfer of Stock.

(a) Except as otherwise provided herein, and subject to any additional obligations or restrictions imposed by the Stockholders Agreement, the Participant and the Holders may not sell, transfer, assign, pledge or otherwise dispose of any interest in any shares of Stock acquired hereunder. These restrictions will not apply with respect to (i) transfers pursuant to applicable laws of descent and distribution or (ii) transfers among Participant’s Family Group; provided that such restrictions will continue to be applicable to the Stock after any such transfer and, as a precondition to the effectiveness of such transfer, the Company has received the written agreement of the transferees of such Stock to be bound by the provisions of this Agreement and any Stockholders Agreement. The restrictions on the transfer of Stock will continue with respect to each share of Stock until the consummation of a Public Sale or a Sale of the Company.

(b) Notwithstanding anything to the contrary in this Agreement, in the event the Company is conducting a Qualified Public Offering or a Public Sale and the managing underwriters advise the Company in writing that the number of securities proposed to be sold by the Participant or the Holders exceeds the amount that can be sold in such offering without having an adverse effect on the marketability of such offering, including, without limitation, the price at which such securities can be sold, then the Participant and the Holders agree to only sell that number of securities as is advised by the managing underwriter. In addition, if the Company is undergoing a leveraged recapitalization or debt offering, the Participant and the Holders agree that they will not sell any of their securities during such offering without the approval of the managing underwriter for such recapitalization or offering, which approval shall not be unreasonably withheld or delayed.

(c) For purposes of this Agreement, “Public Sale” means any sale pursuant to an underwritten public offering registered under the Securities Act of 1933 (the “Securities Act”) approved by the Board. In addition, “Qualified Public Offering” means an underwritten offering registered under the Securities Act, of newly issued or outstanding equity interests in the Company, which, when combined with any prior registered offerings, yields aggregate net proceeds to the Company and/or the holders thereof of at least $50,000,000. “Sale of the Company” shall mean either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (ii) the acquisition, other than from Company, by any person or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding for this purpose any of the shareholders of the Company as of the Closing, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the voting power of the outstanding voting stock of the Company; provided, however, a sale of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 90% of the voting stock of the Company held by Black Canyon Capital, LLC, collectively, in one or more transactions in connection with or following an underwritten initial public offering of the equity securities of the Company, as the case may be, pursuant to an effective registration statement under the Securities Act, shall also be deemed to be a “Sale of the Company.” “Family Group” means the Participant’s spouse and descendants (whether natural or adopted), any trust solely for the benefit of the Participant and/or the Participant’s spouse and/or descendants (whether natural or adopted) and any retirement plan for the Participant.

9. Committee Authority. Any question concerning the interpretation of this Agreement, any adjustments required to be made under the Plan, and any controversy which may arise under the Plan or this Agreement shall be determined by the Committee in its sole discretion. Such decision by the Committee shall be final and binding.

10. Restrictions on Shares. In addition to the restrictions contained herein and in the Plan, as a condition to the issuance of Stock upon the exercise of this Option, the Participant must execute and agree to be bound by any stockholders’ agreement that is executed by other stockholders of the Company.

11. Plan Controls. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of this Agreement and as the Plan is amended from time to time. A copy of the Plan, and all amendments thereto, is attached hereto as Exhibit A, or has been previously provided to the Participant, and is made a part hereof as if fully set forth herein. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise. Capitalized terms used herein, if not defined, shall have the meaning as set forth in the Plan, except where the context otherwise requires. The terms “Article” or “Section” generally refer to provisions within the Plan; provided, however, the term “Paragraph” shall refer to a provision of this Agreement.

12. Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Participant may change, by written notice to the other, the address previously specified for receiving notices. Notices delivered to the Company shall be addressed as follows:

Malibu Boats, Inc.

Attn: [                    ]

1 Malibu Ct.

Merced, CA 95341

Notices to the Participant shall be hand-delivered to the Participant on the premises of the Company or its Affiliates, or mailed to the last address shown on the records of the Company.

13. Information Confidential.

(a) As partial consideration for granting of this Option, the Participant agrees that he or she will keep confidential all information and knowledge that the Participant has relating to the manner and amount of his or her participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Participant’s spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

(b) The Company shall own all right, title, and interest to all ideas, concepts, know-how, techniques, processes, methods, inventions, discoveries, developments, innovations, and improvements developed or created by the Participant, either solely or jointly with others, during the term of the Participant’s employment that: (i) are reasonably related to the Company’s business; (ii) involve the Company’s actual or demonstrably anticipated research or development; (iii) result from any work performed by the Participant for the Company; or (iv) incorporate any of the Confidential Information (as defined below) (collectively, “Inventions”). The Participant shall immediately and confidentially communicate a description of any Inventions to the Company and to no other party at any time, and if the Company so desires, the Participant shall execute all documents and instruments and do all things as may be requested by the Company in order to forever vest all right, title and interest in such Inventions solely in the Company and to obtain such letters of patent, copyrights, registrations or other protections as the Company may, from time to time, desire. In addition, the Participant hereby assigns to the Company all right, title and interest of the Participant in and to any present Inventions made, devised, created, invented or discovered, in whole or in part, by the Participant.

(c) On the Grant Date and at all times thereafter, the Participant shall hold inviolate and keep secret all non-public documents, materials, knowledge or other confidential business or technical information of any nature whatsoever that the Company has maintained as confidential and that has been disclosed to or developed by him or to which he had access as a result of his association with the Company (“Confidential Information”). Such Confidential Information shall include non-public technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, pricing, investors, personnel information (including skills, compensation, experience and performance), customer lists and preferences, records, financial information, manuals and/or business plans and strategies. The Participant agrees that all Confidential Information shall remain the sole and absolute property of the Company, unless such information is or becomes publicly available or disclosed by lawful means. On the Grant Date and at all times thereafter, the Participant shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of performing services on behalf of the Company. Upon the termination of the Participant’s employment with the Company for any reason, the Participant shall (i) not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, unless such information is or becomes publicly available or disclosed by lawful means; (ii) return to the Company all property that belongs to or is owned by the Company (including any computer, cell phone, personal digital assistant, keys, security cards, etc.); and (iii) return to the Company all documents, records, compositions, articles, devices, equipment, electronic storage devices and other items that disclose or embody Confidential Information, including all copies or specimens thereof (including electronic copies), whether prepared by him or by others, unless such information is or becomes publicly available or disclosed by lawful means.

14. Noncompetition. As partial consideration for the grant of an Award, a Participant (other than an Outside Director) shall agree that for a period of time beginning with the date of an Award Agreement and ending on the later of (i) one (1) year following the date of grant or (ii) one (1) year following termination of employment with the Company or any of its Affiliates for any reason (the “Termination Date”), the Participant shall not directly or indirectly, for himself or another person, firm, corporation, association or other entity, as an owner, partner, participant of a joint venture, trustee, proprietor, stockholder, member, manager, director, officer, employee, independent contractor, capital investor, lender, consultant, advisor or otherwise, or by lending or allowing his name or reputation to be used in connection with, or otherwise participating in or allowing his skill, knowledge or experience to be used in connection with, or operate, develop or own any interest in (other than the ownership of less than five percent (5%) of the equity securities of a publicly-traded company), or be employed by or consult with, any business or entity that competes with the business of the Company (the “Covered Business”), without prior approval of the Company. For purposes of this Agreement, a Covered Business shall include, but not be limited to, any business or entity that designs, manufactures, or markets any type of boat or watercraft, or components thereof, regardless of physical location of such business activity.

15. Nonsolicitation. As partial consideration for the grant of this Award, the Participant agrees that for a period of time beginning with the date hereof and ending on the later of (i) three (3) years following the Grant Date or (ii) three years following the Termination Date, the Participant shall not, directly or indirectly:

(a) solicit, induce or encourage any employee of the Company or any of its Affiliates or subsidiaries to terminate their employment with the Company or any of its Affiliates or subsidiaries;

(b) make any defamatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its Affiliates or subsidiaries, or the Participant’s employment. Nothing in this Section 15(b) shall prohibit the Participant from providing truthful testimony in any legal, administrative or regulatory proceeding and the Participant may at all times respond truthfully to a lawfully-issued subpoena, court order or governmental inquiry or as otherwise may be required by law, provided, however, that upon receiving such lawfully-issued subpoena or court order, the Participant shall promptly provide, if allowed by applicable law or regulation, reasonable written notice to Company and cooperate with the Company to the extent reasonably necessary to protect the confidentiality of any proprietary or trade secret information of the Company or any of its Affiliates or subsidiaries, and the privacy rights of any employee or director; or

(c) use or disclose the Company’s confidential or proprietary information to induce, attempt to induce or knowingly encourage any Customer of the Company or any of its Affiliates or subsidiaries to divert any business or income from the Company or any of its Affiliates or subsidiaries, or to stop or alter the manner in which they are then doing business with the Company or any of its Affiliates or subsidiaries. The term “Customer” shall mean any individual or business firm that is, or within the prior eighteen (18) months was, a customer or client of the Company, whether or not such business was actively solicited by the Participant on behalf of the Company or any of its Affiliates or subsidiaries during the Participant’s employment.

16. Governing Law. Except as is otherwise provided in the Plan, where applicable, the provisions of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Participant has set his hand hereto on the day and year first above written.

MALIBU BOATS, INC.

By:

Title:

PARTICIPANT

[Name]

EXHIBIT A

MALIBU BOATS, INC. LONG-TERM INCENTIVE PLAN